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                                                                    EXHIBIT 2(c)


                               VOTING AGREEMENT

        THIS VOTING AGREEMENT dated as of July 24, 1995 (the "Agreement") is entered into by and between Firstar Corporation, a Wisconsin corporation ("Firstar"), and __________________ ("Shareholder").

                                 WITNESSETH:


        WHEREAS, as of the date hereof, Shareholder and Firstar each own certain shares of the common stock of Harvest Financial Corp., an Iowa corporation ("Harvest"), $1.00 par value ("Harvest Common Stock");

        WHEREAS, Firstar is contemplating the acquisition of Harvest by means of a merger (the "Merger") of Harvest with and into Firstar Corporation of Iowa ("Sub"), a wholly-owned subsidiary of Firstar, pursuant to an Agreement and Plan of Reorganization (the "Reorganization Agreement") and a related Plan of Merger, each dated as of the date hereof (the "Merger Agreements");

        WHEREAS, Firstar is unwilling to expend the substantial time, effort and expense necessary to implement the proposed acquisition of Harvest, including applying for and obtaining necessary approvals of federal and state banking and savings and loan institution authorities, unless Shareholder enters into this Agreement with Firstar;

        WHEREAS, Shareholder believes it is in his/her best interest as well as the best interest of Harvest for Firstar to consummate the Merger; and

        WHEREAS, this Agreement is created under 490.731 of the Iowa Business Corporation Act.

        NOW, THEREFORE, in consideration of the covenants and agreements of the parties herein contained and as an inducement to Firstar to incur the expenses associated with the Merger and to enter into the Merger Agreements, the parties hereto, intending to be legally bound, hereby agree as follows:

        1. Definitions. All capitalized terms not otherwise defined herein are as defined in the Reorganization Agreement.

        2. Representation and Warranties. Shareholder represents and warrants that as of the date hereof Shareholder (a) owns beneficially the number of shares of Harvest Stock identified below, all of which shares are free and clear of all liens, pledges, security interests, claims, encumbrances, options and agreeements to sell or otherwise transfer, except as disclosed in the Harvest Disclosure Letter; (b) has voting power with respect to such shares; and (c) has the right to acquire (i) the number of shares of Harvest Common Stock pursuant to the Harvest Stock Options set forth in the signature page hereto.

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        3.      Voting Agreements. (a) Shareholder shall vote all the shares of
Harvest Common Stock he/she now owns or hereafter acquires and over which Shareholder has voting control (the "Subject Shares") in favor of the Merger at any meeting of shareholders of Harvest called for the purpose of approving the Merger. Shareholder shall not exercise, and hereby waives, any and all rights he/she has or may have under Section 490.1302(1)(a) (Dissenters' Rights) of the Iowa Business Corporation Act in connection with the Merger. Shareholder in his/her capacity as such shall not vote the Subject Shares in favor of (a) any issuance of stock to any party other than Firstar or its affiliates or (b) an acquisition of stock or all or substantially all of the assets of Harvest by any party other than Firstar or its affiliates, prior to the termination of this Agreement. Shareholder shall not sell, assign, pledge or otherwise transfer the subject shares to a third party transferee unless as a condition of such transfer the third party transferee shall execute a voting agreement in form acceptable to Firstar (and substantially in the form of this Agreement) Shareholder authorizes Firstar to deliver a copy of this Agreement to Harvest to provide notice to Harvest of the foregoing restriction on transfer.

        (b) Firstar shall vote all the shares of Harvest Common Stock it now owns or hereafter acquires and over which Firstar has voting control in favor of the Merger at any meeting of shareholders of Harvest called for the purpose of approving the Merger.

        4. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Firstar any direct or indirect ownership or incidence of ownership of or with respect to any shares of Harvest Common Stock. All rights, ownership and economic benefits of and relating to the shares of Harvest Common Stock shall remain and belong to Shareholder, and except as otherwise expressly provided herein or in the Merger Agreements, Firstar shall have no authority to (i) manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Harvest,
(ii) exercise any power or authority to direct Shareholder in the voting of any of the shares of Harvest Common Stock, or (iii) exercise any power or authority to direct Shareholder in the performance of his/her duties or responsibilities as a director or management official of Harvest.

        5. Evaluation of Investment. Shareholder, by reason of his/her knowledge and experience in financial and business matters and through serving as an officer or director of a financial institution, believes himself/herself capable of evaluating the merits and risks of the investment in common stock of Firstar, $1.25 par value ("Firstar Common Stock"), contemplated by the Merger Agreements.

        6. Documents Delivered. Shareholder acknowledges receipt of copies of the following documents:

        a.      Merger Agreements and all exhibit thereto;

        b. Firstar's 1994 Annual Report (including Annual Report on Form 10-K for the year ended December 31, 1994);

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        c.      Notice of 1995 Annual Meeting of Stockholders and Proxy
                Statement dated March 20, 1995 of Firstar; and

        d. Firstar's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

        7. Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by Shareholder and Firstar.

        8. Entire Agreement. This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreements. This Agreement supersedes any agreements among Harvest and its stockholders, concerning the acquisition, disposition or control of the stock of Harvest, except the Harvest Stock Options.

        9. Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

        10. Counterparts. This Agreement may be executed into two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

        11. Governing Law. The validity, construction, enforcement and effect of this Agreement shall be governed by the internal laws of the State of Iowa.

        12. Headings. The headings for the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement.

        13. Successors. This Agreement shall be binding upon and inure to the benefit of Firstar and its successors and Shareholder and Shareholder's spouse and their respective executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Agreement shall survive the death or incapacity of Shareholder. This Agreement may be assigned by Firstar only to an affiliate of Firstar.

        14. Termination. This Agreement shall terminate at the earlier to occur of: (a) the Effective Time (as defined in the Reorganization Agreement); and (b) the termination of the Reorganization Agreement pursuant to its terms. Upon termination of this Agreement, no party shall have any further obligation or liabilities hereunder; provided, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.


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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                        FIRSTAR CORPORATION

                                        By: _____________________________

                                        Title: __________________________

                                        [SHAREHOLDER]



_______________________________
Shares of Harvest Common Stock
Beneficially Owned



                                        Name: ___________________________



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